Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE
Equity One Reports Third Quarter 2012 Operating Results

North Miami Beach, FL, November 1, 2012 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2012.

Highlights of the quarter and recent activity include:

•	Generated Funds From Operations (FFO) of $0.27 per diluted share for the quarter and $0.82 for the nine months ended September 30, 2012

•	Generated Recurring FFO of $0.28 per diluted share for the quarter and $0.84 for the nine months ended September 30, 2012

•	Increased same property net operating income for the third quarter by 3.6% as compared to 2011 and 3.1% for the nine months ended September 30, 2012 as compared to 2011

•	Increased core occupancy to 91.9%, up 130 basis points from September 30, 2011

•	Executed 111 new leases, renewals, and options totaling 268,652 square feet at an average rent spread of 9.5%

•	Average base rents increased to $14.48/ft, up 9.5% as compared to September 30, 2011

•	Opened The Gallery at Westbury Plaza, a 330,000 square foot center located in Nassau County, New York

•	Received all approvals to expand Serramonte Center with a new 83,000 square foot two story Dick's Sporting Goods

•	Acquired three properties in the New York metropolitan region for $119.5 million

•	Entered into a contract to acquire a 22-acre property in Bethesda, Maryland for $140 million

•	Marketing 26 non-core assets with an approximate market value of $215 million

•	Completed a common stock offering and concurrent private placement generating proceeds of $85.6 million

•	Issued $300 million of 3.75% senior unsecured notes due November 15, 2022 to redeem existing $250 million 6.25% unsecured notes due December 15, 2014

•	Increased guidance for 2012 Recurring FFO to $1.11 to $1.13 from $1.08 to $1.12

“We are pleased with our third quarter operating results supported by favorable leasing trends, better than expected NOI growth and further execution of our portfolio strategy,” said Jeff Olson, CEO. “We continue to advance our capital recycling program and strengthen our balance sheet.”

Financial Highlights

In the third quarter 2012, the company generated FFO of $34.5 million, or $0.27 per diluted share, as compared to $20.9 million, or $0.17 per diluted share for the same period in 2011. Recurring FFO was $35.9 million or $0.28 per diluted share in the third quarter of 2012 as compared to $35.3 million, or $0.29 per diluted share in the third quarter of 2011.

For the nine months ended September 30, 2012, the company generated FFO of $102.1 million, or $0.82 per diluted share, as compared to $117.0 million, or $0.97 per diluted share for the same period in 2011. Recurring FFO was $104.7 million, or $0.84 per diluted share for the nine months ended September 30, 2012 as compared to $103.2 million or $0.86 per diluted share for the comparable period of 2011. A reconciliation of net income (loss) to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Net income attributable to Equity One was $8.1 million and earnings per diluted share was $0.07 for the quarter ended September 30, 2012 as compared to a net loss of $4.7 million, or $0.04 per diluted share, for the third quarter of 2011. Net income for the third quarter of 2012 included $2.4 million of impairment losses. Net loss for the third quarter of 2011 included impairment losses of $20.1 million and $9.2 million of gains on sales of land and depreciable real estate, net of tax.

Net income attributable to Equity One was $29.3 million and earnings per diluted share was $0.25 for the nine months ended September 30, 2012 as compared to net income of $37.3 million, or $0.33 per diluted share, for the comparable period in 2011. Net income for the nine months ended September 30, 2012 included a gain on the sale of real estate of $14.3 million and impairment losses of $9.8 million. Net income for the nine months ended September 30, 2011 included impairment losses of $21.6 million, net of tax, a gain on bargain purchase of $30.6 million resulting from the Capital & Counties acquisition and $9.6 million in gain on the sale of real estate.

Operating Highlights

As of September 30, 2012, occupancy for the company's consolidated core portfolio was 91.9% as compared to 91.8% at June 30, 2012 and 90.6% as of September 30, 2011. On a same property basis, occupancy remained flat at 91.8% as compared to June 30, 2012 and increased 20 basis points as compared to September 30, 2011.

Same property net operating income increased 3.6% for the third quarter of 2012 as compared to the third quarter of 2011 and increased 3.1% for the nine months ended September 30, 2012 as compared to the comparable period of 2011. These increases were primarily attributable to increases in minimum rental income and recovery income as well as a decrease in bad debt expense.

During the third quarter of 2012, the company executed 111 new leases, renewals, and options totaling 268,652 square feet at an average rent spread of 9.5%. This included 60 new leases in the core portfolio totaling 107,946 square feet at an average rental rate of $20.72 per square foot, representing a 7.0% increase from prior rents on a same space, cash basis. Excluding spaces that were vacant for more than one year, the average rental rate on new leases increased by 14.2%. The company renewed 51 leases in its core portfolio for 160,706 square feet at an average rental rate of $20.15 per square foot, representing an 11.3% increase to prior rents on a same space, cash basis.
Development and Redevelopment Activities
At September 30, 2012, the company had approximately $264.2 million of active development and redevelopment projects underway. The company's largest development project, The Gallery at Westbury Plaza, opened in August. Retailers that have commenced operations include Saks Fifth Avenue OFF 5TH, Nordstrom Rack, Bloomingdale's Outlet, Trader Joe's, The Container Store, SA Elite, Verizon and Ulta. The company expects Old Navy and Shake Shack to open in the fourth quarter of this year. Leases have recently been signed with Gap Outlet, Banana Republic Outlet, GNC, Bank of America, Noodles, Ruby & Jenna, Red Mango, and Lane Bryant.
During the third quarter, the company received approval from Daly City, California for the construction of a two story, 83,000 square foot Dick's Sporting Goods at Serramonte Mall. Total costs are estimated to be approximately $18 million for this first phase of our expansion of Serramonte. Construction is expected to begin during the first quarter of 2013 and should be completed by the first quarter of 2014.
The company has commenced pre-development plans for its site in the Bronx, New York on 230th Street and Broadway. The site is directly off the Major Deegan Expressway and is one block from the 231st Street subway station. The area is heavily populated with over 850,000 people living within a three mile radius. The development plan anticipates constructing 133,000 square feet of big box retail on two levels with an initial project budget of approximately $55 million, including the cost of the land. The company anticipates the project will open in late 2014.
The company has ten additional projects under redevelopment at an expected cost of $43.1 million. These projects include expansions and new anchor re-tenanting with retailers such as LA Fitness, Publix, CVS Pharmacy, Marshalls, Academy Sports, and Burlington Coat Factory.

Acquisition and Disposition Activity
During the quarter, the company acquired Clocktower Plaza, a 78,820 square foot shopping center located in Queens, New York, for $56 million. It is anchored by a high volume Pathmark grocery store and is 100% leased. The property is situated on seven acres of land with excess parking which is expected to provide development and expansion opportunities in the future. The company also acquired Darinor Plaza, a 152,025 square foot shopping center located on The Post Road in Norwalk, Connecticut, for $36.0 million, including the assumption of $18.8 million of mortgage debt. Darinor Plaza is anchored by Kohl's, Old Navy and Party City and is 100% leased.

Subsequent to quarter end, the company acquired an 18,474 square foot urban retail condominium located on Second Avenue, between 64th and 65th Street, in New York City for $27.5 million. The property has four tenants including a CVS Pharmacy and a 7-Eleven, and includes retail frontage covering an entire city block.

Additionally, the company entered into a contract to acquire Westwood Complex, a 22-acre property located in Bethesda, Maryland, with significant opportunities for retail redevelopment and expansion. The site consists of 214,767 square feet of retail space, a 211,020 square foot apartment building and a 62-unit assisted living facility. The main retail center, within the Westwood Complex, has been anchored by a high volume Giant Food since the center opened in 1959. The Giant lease expires in 2019 with no term remaining. The apartment building is leased to a division of Montgomery County, MD and is subject to a purchase right in 2017 which is expected to be exercised. The assisted living facility is leased to Manor Care Health Services through 2015 with no term remaining. The transaction is initially structured as a $95.0 million mortgage loan, which has been funded and currently bears interest at 5.0%, and will be completed with an outright purchase of the property for $140.0 million with an anticipated closing prior to January 2014.

The company currently has 26 non-core properties with an approximate value of $215 million in the market for which it is gathering bids from prospective buyers. Although the company has not committed to a disposition plan, it may consider disposing of such properties if pricing is deemed to be favorable.
Investing and Financing Activities

During the quarter, the company completed an underwritten public offering and concurrent private placement totaling 4.1 million shares of its common stock (including the exercise of the overallotment option exercised by the underwriter) at a price of $21.20 per share. The offerings generated net proceeds to the company of approximately $85.6 million.

During the quarter, the company increased its unsecured seven year term loan by $50 million through the exercise of the accordion feature. The term loan bears interest at the annual rate of LIBOR plus 190 basis points subject to a pricing grid for changes in the company's credit ratings. The company also entered into an interest rate swap to convert the $50 million term loan's LIBOR rate to a fixed interest rate, providing the company an effective fixed interest rate of 3.0% per annum for this portion of the loan based on the company's current credit ratings.

Subsequent to quarter end, the company issued $300 million principal amount of 3.75% senior unsecured notes due November 15, 2022. The notes were offered to investors at a price of 99.591% with a yield to maturity of 3.799%, representing a spread at the time of pricing of 2.0% to the August 15, 2022 Treasury note. The company intends to use the net proceeds of the offering to redeem the company's $250 million principal amount 6.25% senior notes due 2014, including the make whole premium thereon and which have been called for redemption on November 24, 2012. After issuing the new $300 million unsecured notes and redeeming the $250 million unsecured notes, the weighted average term to maturity of the company's total debt will increase from 4.3 years to 5.8 years.

Balance Sheet Highlights
At September 30, 2012, the company's total market capitalization (including debt and equity) was $4.2 billion, comprising 128.8 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.7 billion and approximately $1.4 billion of debt (excluding any debt premium/discount). The company's ratio of net debt to total market capitalization was 34.0%. In addition, at September 30, 2012, the company had approximately $28.9 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $62.0 million drawn on its revolving credit facilities.
FFO and Earnings Guidance

The company updated and raised its guidance for 2012, estimating that Recurring FFO per diluted share will be $1.11 to $1.13 per diluted share as compared to its previous guidance of $1.08 to $1.12 per diluted share. Recurring FFO excludes debt extinguishment gains/losses, land sale gains, impairment charges, transaction costs and certain other income or charges reflected in the table below. The updated guidance reflects operating results achieved during the first nine months of the year which have slightly exceeded previous expectations.

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2012:

	For the year ended December 31, 2012
	Low	High
Estimated net income attributable to Equity One	$0.15	$0.16
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.66	0.67
Net adjustment for unvested shares and non-controlling interest (1)	0.07	0.08
Gain on disposal of depreciable assets, net of tax	(0.10)	(0.11)
Impairments on depreciable real estate, net of tax	0.08	0.08
Estimated FFO attributable to Equity One	$0.86	$0.88

Transaction costs	0.03	0.04
Gain on land sales	(0.01)	(0.02)
Loss on debt extinguishment (2)	0.23	0.23
Estimated Recurring FFO attributable to Equity One	$1.11	$1.13

(1) Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating earnings per diluted share.
(2) Based on a preliminary estimate of the impact related to the redemption of the December 2014 bonds.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” We also believe that Recurring FFO is a useful measure of our core operating performance that facilitates comparability of historical financial periods.
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.
FFO and Recurring FFO are presented to assist investors in analyzing our operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Friday, November 2, 2012 at 9:00 a.m. Eastern Time to review its 2012 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S./Canada) or (412) 317-6061 (international) using pass code 0691007. The call will also be web cast and can be accessed in a listen-only mode on Equity One's web site at www.equityone.net.

A replay of the conference call will be available on Equity One's web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S./Canada) or (412) 317-0088 (international) using pass code 10018177 through November 12, 2012.

FOR ADDITIONAL INFORMATION

For a copy of the company's third quarter supplemental information package, please access the “Investors” section of Equity One's web site at www.equityone.net. To be included in the company's e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2012, our consolidated property portfolio comprised 167 properties totaling approximately 16.7 million square feet of gross leasable area, or GLA, and included 143 shopping centers, 12 development or redevelopment properties, five non-retail properties and seven land parcels. As of September 30, 2012, our core portfolio was 91.9% leased and included national, regional and local tenants.  Additionally, we had joint venture interests in 17 shopping centers and two office buildings totaling approximately 2.8 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One's credit ratings; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets September 30, 2012 and December 31, 2011 (Unaudited) (In thousands, except share par value amounts)

	September 30, 2012	December 31, 2011
ASSETS
Properties:
Income producing	$3,168,445	$2,931,756
Less: accumulated depreciation	(338,161)	(294,023)
Income producing properties, net	2,830,284	2,637,733
Construction in progress and land held for development	148,094	111,844
Properties held for sale or properties sold	9,866	58,498
Properties, net	2,988,244	2,808,075
Cash and cash equivalents	26,654	10,963
Cash held in escrow and restricted cash	2,254	92,561
Accounts and other receivables, net	16,895	17,790
Investments in and advances to unconsolidated joint ventures	61,449	50,158
Mezzanine loans receivable, net	64,687	45,279
Goodwill	8,401	8,406
Other assets	238,250	189,339
TOTAL ASSETS (including $111,200 and $109,200 of consolidated variable interest entities at September 30, 2012 and December 31, 2011, respectively*)	$3,406,834	$3,222,571
LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$446,472	$470,687
Unsecured senior notes payable	681,136	691,136
Term loan	250,000	—
Unsecured revolving credit facilities	62,000	138,000
	1,439,608	1,299,823
Unamortized premium on notes payable, net	6,582	8,181
Total notes payable	1,446,190	1,308,004
Other liabilities:
Accounts payable and accrued expenses	57,585	50,514
Tenant security deposits	9,035	8,455
Deferred tax liability	14,962	14,709
Other liabilities	194,022	164,188
Liabilities associated with assets held for sale or sold	—	28,695
Total liabilities (including $63,000 and $61,900 of consolidated variable interest entities at September 30, 2012 and December 31, 2011, respectively*)	1,721,794	1,574,565
Redeemable noncontrolling interests	22,621	22,804
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 116,819 and 112,599 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,168	1,126
Additional paid-in capital	1,679,131	1,587,874
Distributions in excess of earnings	(217,324)	(170,530)
Accumulated other comprehensive loss	(8,489)	(1,154)
Total stockholders’ equity of Equity One, Inc.	1,454,486	1,417,316
Noncontrolling interests	207,933	207,886
Total equity	1,662,419	1,625,202
TOTAL LIABILITIES AND EQUITY	$3,406,834	$3,222,571

* The assets of these entities can only be used to settle obligations of the variable interest entities and the liabilities include third party liabilities of the variable interest entities for which the creditors or beneficial interest holders do not have recourse against us other than for customary environmental indemnifications and non-recourse carve-outs.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations For the three and nine months ended September 30, 2012 and 2011 (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
REVENUE:
Minimum rent	$63,683	$53,836		$187,001	$161,841
Expense recoveries	18,833	15,802		55,395	48,411
Percentage rent	938	723		3,683	2,798
Management and leasing services	499	483		1,803	1,590
Total revenue	83,953	70,844		247,882	214,640
COSTS AND EXPENSES:
Property operating	22,885	20,936		66,893	61,924
Rental property depreciation and amortization	20,738	18,147		65,442	57,620
General and administrative	10,227	13,090		32,414	38,406
Total costs and expenses	53,850	52,173		164,749	157,950
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	30,103	18,671		83,133	56,690
OTHER INCOME AND EXPENSE:
Investment income	1,586	1,515		4,615	3,175
Equity in income of unconsolidated joint ventures	469	4,426		129	4,694
Other (loss) income	(10)	101		124	257
Interest expense	(18,092)	(17,017)		(53,304)	(51,957)
Amortization of deferred financing fees	(627)	(558)		(1,836)	(1,655)
Gain on bargain purchase	—	—		—	30,561
Gain on sale of real estate	—	959		—	5,565
Gain on extinguishment of debt	—	—		343	255
Impairment loss	(2,445)	(18,490)		(6,393)	(18,635)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	10,984	(10,393)		26,811	28,950
Income tax (expense) benefit of taxable REIT subsidiaries	(478)	3,173		(417)	3,480
INCOME (LOSS) FROM CONTINUING OPERATIONS	10,506	(7,220)		26,394	32,430
DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	295	4,058		279	11,384
Gain on disposal of income producing properties	—	4,025		14,269	4,012
Impairment loss on income producing properties sold or held for sale	—	(36,714)		(3,425)	(37,991)
Income tax benefit of taxable REIT subsidiaries	—	33,642		—	34,453
INCOME FROM DISCONTINUED OPERATIONS	295	5,011		11,123	11,858
NET INCOME (LOSS)	10,801	(2,209)		37,517	44,288
Net income attributable to noncontrolling interests - continuing operations	(2,736)	(2,459)		(8,202)	(7,006)
Net loss attributable to noncontrolling interests - discontinued operations	—	11		—	41
NET INCOME (LOSS) ATTRIBUTABLE TO EQUITY ONE, INC.	$8,065	$(4,657)		$29,315	$37,323
EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.07	$(0.09)		$0.15	$0.22
Discontinued operations	0.00	0.04		0.10	0.11
	$0.07	$(0.04)	*	$0.25	$0.33

Number of Shares Used in Computing Basic Earnings (Loss) per Share	114,699	112,541		113,359	109,267
EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.07	$(0.09)		$0.15	$0.22
Discontinued operations	0.00	0.04		0.10	0.11
	$0.07	$(0.04)	*	$0.25	$0.33
Number of Shares Used in Computing Diluted Earnings (Loss) per Share	114,998	112,541		113,681	109,424
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income (loss) attributable to Equity One, the most directly comparable GAAP measure, for the periods presented. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Net income (loss) attributable to Equity One, Inc.	$8,065	$(4,657)	$29,315	$37,323
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (2)	20,701	21,893	65,481	69,656
Net adjustment for unvested shares and noncontrolling interest (1)	2,499	2,499	7,497	7,021
Pro rata share of real estate depreciation from unconsolidated joint ventures	812	849	3,055	2,289
Impairments of depreciable real estate, net of tax (2)	2,445	8,083	9,818	9,361
Gain on disposal of depreciable assets, net of tax (2)	—	(7,736)	(13,086)	(8,666)
Funds From Operations	34,522	20,931	102,080	116,984
Transaction costs associated with acquisition and disposition activity, net of tax	1,425	3,834	3,404	10,015
Impairment of goodwill and land held for development, net of tax	—	12,065	—	12,210
Loss on debt extinguishment, net of tax	—	—	373	(255)
Gain on land sales (2)	—	(1,509)	(1,183)	(5,172)
Gain on bargain purchase	—	—	—	(30,561)
Recurring Funds From Operations	$35,947	$35,321	$104,674	$103,221
 _______________________

(1)
Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three and nine months ended September 30, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)	Includes amounts classified as discontinued operations.
Funds from operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income (Loss) Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings (loss) per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Earnings (loss) per diluted share attributable to Equity One, Inc.	$0.07	$(0.04)	$0.25	$0.33
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.16	0.18	0.52	0.58
Net adjustment for unvested shares and noncontrolling interest (1)	0.01	0.01	0.05	0.03
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.02	0.02
Impairments of depreciable real estate, net of tax	0.02	0.07	0.08	0.08
Gain on disposal of depreciable assets	—	(0.06)	(0.10)	(0.07)
Funds From Operations per Diluted Share	$0.27	$0.17	$0.82	$0.97
Transaction costs associated with acquisition and disposition activity, net of tax	0.01	0.03	0.03	0.08
Impairment of goodwill and land held for development, net of tax	—	0.10	—	0.10
Gain on debt extinguishment, net of tax	—	—	—	—
Gain on land sales	—	(0.01)	(0.01)	(0.04)
Gain on bargain purchase	—	—	—	(0.25)
Recurring Funds From Operations per Diluted Share	$0.28	$0.29	$0.84	$0.86
Weighted average diluted shares (2)	126,356	123,899	125,039	120,615
 _______________________

(1)
Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three and nine months ended September 30, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)
Weighted average diluted shares for the three and nine months ended September 30, 2012 and 2011 are higher than GAAP diluted weighted average shares as a result of the 11.4 million joint venture units held by Liberty International Holdings, Ltd. which are convertible into our common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.